Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q1 2019

May 9, 2019; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Conor Cunningham	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Michael Linenberg	Deutsche Bank
Moshe Orenbuch	Credit Suisse
Rajeev Lalwani	Morgan Stanley
Scott Valentin	Compass Point Research & Trading

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease Corporation First Quarter 2019 Earning Conference Call. (Operator Instructions) As a reminder, this conference may be recorded.

I would now like to turn the conference over to your host for today, Jason Arnold, AVP of Finance, you may begin.

Jason Arnold: Good afternoon everyone and welcome to Air Lease Corporation's earnings call for the first quarter of 2019. This is Jason Arnold, subbing in for Mary Liz DePalma and I'm joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

This afternoon, we published our results for the first quarter of 2019. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, May 9, 2019, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expense, and stock-based compensation expense. These statements and any projections as to the company's future performance, represent management's estimates for future results and speak only as of today, May 9, 2019. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings-per-share before income taxes and adjusted pretax return on equity, are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and the Press section of our websitwww.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I'd like to now turn the call over to our Chief Executive Officer and President, John Plueger

John L. Plueger: Thanks, Jason. Good afternoon, everyone, and thank you for joining us. I'm happy to report that Air Lease enjoyed another solid quarter of performance.

For the first quarter, we recorded diluted earnings per share of $1.23, a pretax net margin of 37.5% and a pretax return on common equity of 14.7%. Our revenues were up 22% over the first quarter of 2018 and our portfolio metrics remain strong and consistent. Our balance sheet grew to $19.2 billion with 280 owned aircraft at the end of this quarter.

We continue to see healthy aircraft demand and operating trends in our business. To date, we have signed lease placements with 14 airlines covering 45 aircraft, including seven widebodies. The 14 airlines include six customers new to ALC, not all of which have yet been announced. The global reach and strength of our business continues. ALC continues to have significant forward visibility into revenue, with over $25 billion in total committed rentals. Although yesterday IATA reported modestly slower air travel demand in the March traffic data, impacted by holiday timing and other factors that Steve will discuss in a moment, the overall trend over the last six months remain healthy and we continue to foresee passenger growth persisting at roughly 2x global GDP.

During the first quarter, we took delivery of 11 new aircraft from our order book and sold six aircraft - three of the sales went to Thunderbolt II, one to Blackbird Capital II and two aircraft to third-party buyers. Deliveries totaled $1 billion, which while representing one of the larger quarters of deliveries in our history, were $400 million lower than anticipated given delays at both Airbus and Boeing. Let me spend a few minutes talking about this.

First, Boeing and the MAX grounding. We have 15 MAXs in our delivered fleet spread globally across six airline leases. It's a relatively small portion of our current 280 aircraft delivered fleet. Before the grounding, we were scheduled to take 28 more MAX aircraft by the end of 2019, and two of those were supposed to deliver by the end of Q1. Sitting here today, we do not know and will not speculate on when the grounding will be lifted nor when customer deliveries will recommence. Boeing, the FAA and the world’s aviation authorities are working intensely and closely to restore the MAX safely to the air with total confidence, and that is what we are looking for, and that is what we believe will be achieved. Our airline customers do need these aircraft badly, and we're working closely with them on alternative lift, including extending current leases where we can.

The MAX situation has in fact caused a surge in single-aisle demand to cover the temporary cessation of MAX deliveries, and that demand has generally increased lease rates, particularly on the 737-800’s. However, our main focus and priority is helping our airline customers, and not on lease rate premiums in this particular situation. When we first opened our doors here at ALC, the most common and gratifying comment we received from our airline customs was: “hey, we remember when you guys really helped us out in this or that situation, so congratulations on starting ALC, and let's see if we get some business done.” Neither Steve nor I will ever forget that. We, and in fact the global leasing community, play a vital role as buffers and facilitators for the airline industry.

Turning to Airbus. We based our 2019 plan on updated aircraft delivery schedule provided to us by Airbus at the end of 2018. We have seen further delays from that schedule. In fact, six of the eight aircraft that did not make it into Q1 as originally scheduled were Airbus aircraft. While the Airbus industrial recovery program is in progress, we now know from Airbus that the delivery schedules are subject to further delays. These delays are no longer just related-engine manufacturer issues. As we've said many times, we remain concerned about the very real supply chain constraints in the face of single-aisle production rate increases. We do believe that Airbus, under new leadership, has a viable plan for industrial recovery and production overhaul that will benefit long-term stability and schedule integrity, but will take time to complete. As such, we believe we will see continued delays and adjustments in our delivery schedules from Airbus likely through 2021. We're working closely with Airbus to minimize the impact of these delays with our customers.

It's very important to keep the big picture in mind here - and that is that delivery delays from the OEM’s for the most part simply shift our revenues further out on the horizon than previously planned, in effect, a timing delay. The long-term leases are still in place, it's just a question of when they begin.

With these overall delivery delays for both Boeing and Airbus, we have adjusted our full year 2019 estimate for aircraft investments from $6.5 billion to approximately $5.8 billion. Of course, our revised estimate of aircraft CapEx could further reduce depending upon return to service of the MAX and updated delivery schedules from Airbus as we receive them. And, as is obvious from the MAX data, timing of some of these deliveries will shift later in the year. That said, while lower than our originally planned $6.5 billion aircraft investments for 2019, our revised estimate of $5.8 billion still represents a major increase of 71% over the $3.4 billion added last year, thereby, providing a strong growth platform, which will be the case even if there are delays beyond our current estimates.

So, with that in mind, we will likely slow down, reduce or delay somewhat our aircraft sales program for the year, depending primarily upon when MAX deliveries resume. We continue to seek good demand from many buyers for our aircraft with profitable leases attached and we foresee that demand to continue.

Let me turn now to global airline health and airline bankruptcies. As I've said before, airline bankruptcies, which happen virtually every year, is just a feature of the landscape. At ALC, I think we've done a pretty good job overall assessing risk and we've had no exposure to some of the larger, more recent carrier payers such as Avianca Brasil or Jet Airways in India. We did have seven single-aisle Airbus aircraft on lease to WOW Air in Iceland. By the time of WOW's insolvency filing, we had already placed four of those aircraft and have since placed another two, leaving only one aircraft in which we are awaiting signature with an airline for placement. There was strong demand for these aircraft in the marketplace and we were pleased with the lease rates achieved for the follow-on placements. We had robust cash security deposits in reserves in place with WOW which well-exceeded the amount owed to ALC. In summary, we acted quickly in advance of WOW's filing, placed the aircraft elsewhere and are moving on.

The last major point I want to cover is ongoing trade disputes, which are in the headlines again. I simply want to echo what we've told you during the past year. To date, ALC sees no material impact in lease placements from trade disputes. In fact, this week, ALC signed lease agreements on ten new aircraft with a large airline in China, which will be specifically announced at a future date. We remain vigilant and watchful on these matters, of course, and hope for successful resolution in the interest of global fair and open trade.

To conclude, our team continues to execute and deliver strong consistent results, and we remain bullish on the future. We remain highly confident in the strong profitability and continued growth of our business. With that, let me now turn the call over to our Executive Chairman, Steve Házy, to provide his commentary and color. Steve?

Steven F. Udvar-Házy: Thank you very much, John. We are so pleased with our first quarter 2019 results. On the macro backdrop, global GDP growth remains healthy overall and as John mentioned, the health of air travel demand picture remains very robust. IATA just reported the year-to-date RPKs were up 4.8% over the same period last year with load factors over 80.6%. Traffic growth slowed modestly in March, primarily due to the timing of the Easter holiday. IATA is still forecasting RPK growth for 2019 of 6% with demand picking up pace over the remainder of the year. We look to our day-to-day business operation of our company and confirm continuous favorable operating trends as well with strong global air travel demand growth manifesting in high demand and strong placement of aircraft from our order book. We see these trends continuing, not just over the next several years, but over the next 20 years and beyond as the global middle class continues to expand at a rapid pace with travel by air being the preferred mode of global transportation.

The substantial need to be replace aging aircraft is further driving demand for new modern planes, and our airline customers’ focus on the risk of rising fuel prices. We believe this creates a healthy environment sustaining both twin- and single-aisle aircraft demand. As a result, we're seeing strong demand for long-term leases out to 12, and in some cases even longer out to 14 years, illustrating the desire for airline customers to lock in their fleet planning with certainty for longer periods. ALC continues to have significant forward visibility into revenue, with more than $25 billion of total committed future rentals.

I'd like to remind everyone, again, this quarter, that Air Lease's $25 billion order book from Boeing and Airbus represents only about 3% of the total capital needed to fund the industry's $800 billion of aircraft deliveries between 2019 and 2023. Aircraft finance needs of our industry are clearly substantial, and we see these needs only expanding in the years ahead. Our new order model focuses mainly on meaningful competitive advantages as compared to operators focused on sale-leaseback market. We continue to see this as a key differentiator of our business, providing us access to in-demand aircraft earlier than available for purchase directly from the OEMs on attractive terms as compared to alternatives available to many airlines, and also affords us the ability to make very selective approach in determining which airline customers we want to do business with. As John highlighted earlier, we avoided exposure to two of the larger recent airlines that failed and experienced no credit losses from our exposure to WOW Air. I think it's very important to reiterate the fact that over 200 airlines of all sizes and in all regions of the world have failed since 2010. And at ALC, we have not experienced any losses. A testament to our approach to managing credit risk, as well as the diligence and expertise of our team.

We remain highly focused on helping our airline customers around the world to modernize their fleets and most effectively address fleet planning needs as they expand and optimize their route structures. During the past several months, we announced a number of important deliveries in placements with both new and long-time airline customers. There are also more than half a dozen unannounced aircraft lease transactions, which you'll hear about in the weeks ahead. We completed deliveries of A320neos and A321neos to Air New Zealand. In April, we announced delivery of the first of five 787-9s on long-term lease to China Southern Airlines, the largest airline in Asia. We also announced lease placement of three 787-9 aircraft with an airline in Korea. We also announced several additional deliveries, including the first of six new A321neo LR aircraft to Air Arabia, our first delivery of the LR from our order book and the first delivery of an A321 LR in the Middle East region. We also announced the delivery of a new A330-900neo to Air Mauritius, the first of two aircraft of that type to be delivered to that airline and the first A330neo in Africa.

The last item I'd like to highlight is I'm proud to report that we expect Air Lease Corporation's balance sheet to exceed $20 billion in total assets in the coming days. This achievement is noteworthy not only in recognizing that it's a sizable number, but in reflecting how far we've come over a relatively short amount of time. We founded ALC in the spring of 2010 with no aircraft but a bold vision of what our combined industry experience and knowledge could create for this business. I'm very proud of what we have achieved thus far and look forward to our consistent growth and the addition of our next $10 billion in assets and growing beyond. I want to sincerely thank our Air Lease team for their continued exceptional dedication and outstanding work that went into attaining this milestone, and for the strength of our continued operating financial performance, which is the best among all aircraft lessors.

And with that, I will turn the call over to our CFO, Greg Willis, to provide an update on Air Lease Corporation's financing activities for the first quarter of 2019.

Gregory B. Willis: Thank you, Steve, and good afternoon. As highlighted earlier, we recorded another solid quarter of financial performance. The results benefited from the net growth of our fleet with our key portfolio metrics of yield lease term remaining and average age all remaining relatively stable.

In the first quarter of 2019, ALC generated total revenues of approximately $466 million, up 22% year-over-year, which includes $10 million of aircraft, sales trading and other activities. As John noted, our fleet activity included the purchase of 11 new aircraft, representing approximately $1 billion of aircraft investments and sales proceeds of approximately $264 million.

Turning to expenses, interest expense increased year-over-year, primarily due to the rise in our average debt balances, which tracks the growth in our fleet. Our composite funding rate rose only four basis points as compared to fourth quarter and is up a modest 22 basis points relative to the prior year. Our fixed-rate borrowings represented 83% of our debt portfolio and along with our interest rate adjusters on our lease placements, which continue to serve as a buffer to rising interest rates. We also benefit from our investment grade credit ratings, which are the highest in the industry on a stand-alone basis. They have helped increase our access to capital and lower our financing cost, which I will cover in more detail later.

Moving on, depreciation continues to track the growth of our fleet. SG&A this quarter was elevated primarily due to transactional cost associated with WOW, and we expect SG&A to return to a normalized level next quarter.

Looking forward to the remainder of 2019, we expect to add 53 aircraft to our fleet, representing approximately $4.8 billion in aircraft investments. As John highlighted in his remarks, we are conservatively tempering our outlook for future deliveries for 2019 as a product of the continued delays at Airbus, and the temporary grounding of its Boeing 737 MAX. As of today, we expect $1.9 billion of aircraft deliveries for Q2, which does not include any MAX aircraft. Despite these delays, it is worth noting that we are still anticipating a record year for aircraft investments and growth.

As discussed last quarter, we continue to evaluate sales opportunities in our fleet and still anticipate selling approximately $1 billion of aircraft in 2019. However, we expect the majority of these aircraft sales to take place in the second half of the year.

Turning to financing. We announced today the closing of an amendment to our Revolving Credit Facility. Through this amendment, we increased the size by $1.2 billion, representing a 27% increase to $5.8 billion and based on publicly available data, makes it the largest and lowest priced facility in the industry. This facility remains priced at LIBOR plus 105 [correction] basis points and backed by globally diversified banking group of 50 financial institutions. This achievement was due in part to our significant base of unencumbered assets and low leverage which serves as a key credit differentiator. This facility represents a major step forward in the evolution of our funding profile, aiding us in the continued management of our liquidity as we continue to grow the business.

We also completed our inaugural preferred equity issuance in early March, raising $250 million of Non-Cumulative Perpetual Preferred Stock at a yield of 6.15%. This security is callable in five years and is attractively priced as compared to other long-term debt financing alternatives. We also view the equity treatment applied by the rating agencies as appealing and appreciate the added funding diversity that this new source of capital provides.

Our debt to equity ratio declined quarter-to-quarter to 2.3x, below our long-term 2.5x target, which is largely the product of our preferred issuance and continued aircraft delivery delays. We expect that we will return to our target debt to equity ratio later in 2019. And as a reminder, our debt to equity target is not at cap, and we regularly fluctuate above and below this level based on the timing of aircraft investments and sales. We remain committed to our financing strategies of 80% fixed rate debt and 90% unsecured debt.

This concludes my review of the results and the financing activities of the company. And I'll now turn it back to Jason.

Jason Arnold: Thank you, Greg. This concludes management's remarks. So I'm going to turn the call over to Sonia to open up the line to the Q&A session. Sonia?

Q&A

Operator: (Operator Instructions) Our first question comes from Moshe Orenbuch of Crédit Suisse.

Moshe Orenbuch: Congratulations on reaching that $20 billion milestone. I was hoping that maybe you could just flesh out the kind of changes in the delivery schedules in terms of both -- obviously, you're talking about in the neighborhood of $0.75 billion less this year, possibly offset by slightly less in sales. But are these deliveries -- I mean do you think that they get pushed into 2020? I mean how should we think about that in terms of -- think about it over kind of more the intermediate term?

John L. Plueger: Thanks, Moshe. So we look at it, we have some end of '18 deliveries that got delay and spilled over into the early part of '19. What has happened as I indicated in remarks is that the best estimates we had provided by Airbus in '19 has shown further slippage. So we will likely have some aircraft that were scheduled for delivery this year towards the end of this year that will spill over into 2020. It's hard to say what the average delays are. We are getting updated schedules from Airbus. And look, on the MAX, it's just -- again, we won't speculate when those deliveries may resume, but it will just be dependent upon when those customer deliveries recommence for us. So it's really hard to speculate. I think our big message is, look, we're lower than we thought we would be at the end of last year for these reasons, but I think it's still a very healthy growth for us. And even if we have further slippage or further -- don't take as many aircraft by the end of the year as we're forecasting today, it's still a pretty big growth for us.

Steven F. Udvar-Házy: Yes. One more comment on certain widebody aircraft. For example, an A350 and a 787-9, we're actually accelerating the aircraft delivery one month. So the A350s and 787s are all on time. And as I said  twoof those we’re actually pulling forward to offset some of the delays on the single-aisle aircraft. So we're making adjustments along the way. But as John said, some of our late 2019 deliveries could slip into 2020. But the length of the leases and the overall economics of those transactions will not change.

Gregory B. Willis: –Just one other thing to add, Moshe, I think in my remarks we guided to $1.9 billion in CapEx for the next quarter. And at the next quarter call, we'll continue to update you as to the timing of deliveries. I think it's going to continue to evolve. And you'll continue to see it balanced with the sales as well.

John L. Plueger: And a $1.9 billion for this quarter does not include any MAXs. So if the MAX deliveries for any reason were to begin toward the end of the quarter, that would obviously change the equation.

Moshe Orenbuch: Got you. And I was just skimming, didn't get the chance to read the entire 10-Q, but there was a comment and you said that as of today May 9, none of the orders that you've had for those planes that have been delayed are subject to cancellation. Is that something that does change at some point?

Gregory B. Willis: Typically, the contractual provisions of our agreements with the manufacturers have out at 12 months after the delay from the original delivery date and in some cases it may be different. And we typically share that right with our lessees. So that's where that disclosure comes from.

John L. Plueger: So exactly whatever we are committed to contractually with the OEMs Moshe, we pass on that same thing to our customers. So we're not -- if we're not on the hook, they're not on the hook.

Moshe Orenbuch: I know it's a difficult thing both to manage and to describe. But thanks for the transparency.

Steven F. Udvar-Házy : We’re staying on top of it.

Operator: And our next question comes from Michael Linenberg of Deutsche Bank.

Michael Linenberg: I just want to go back to John, you talked about that line if you know, if they're not on the hook or we're not in the hook and they're not on the hook, I just want to maybe just slightly a separate different question. For those lessees that have MAX airplanes today, they have to remain current on their leases even if they're grounded, right? So they’re still making monthly payments to you even if the airplanes are on the ground?

John L. Plueger: Yes. All of our leases regardless of MAX or Airbus. Generally speaking, yes. They are hell or high water leases and payments have to continue. Now I would also comment that we have had a few -- to your earlier comments, we have had a few Airbus aircraft that have actually delayed beyond 12 months. But in each case, our airline customers need those airplanes and took those airplanes and therefore we did as well. So keep in mind contractual provisions are one thing but what airline customers need very much so is another. So we can point in the past to airlines that have had the ability as we have had the ability to opt out beyond 12 months. But those airline customers have chosen not to do so, and therefore we have chosen not to do so.

Michael Linenberg: I see. Okay. So that makes sense. And then with respect to compensation from the OEM. Is the onus on the airline lessee to have that negotiation with Boeing or Airbus? Or is that' something where you work in conjunction with the lessee in trying to mitigate them? I realize we're getting a little bit ahead of ourselves because I think at the end of the day, everybody wants to see those airplanes back in the air and I know those conversations are probably not likely to take place until sometime down the road but the fact is they have to happen and somebody's owed something. Is that where you work with them or do they -- did they do that on their own?

John L. Plueger: Jason, it's a bit premature as you know. All I can say is we've been very transparent with Boeing with all of our customer matters. That's really all we can say at this point in time. To your point, we're all hoping for a successful return to the skies of the MAX. And until then it's just premature to comment. We've just been very transparent with Boeing.

Operator: And our next question comes from Scott Valentin of Compass Point.

Scott Valentin: Just with regard to the secondary market demand. I think there was a comment made about the 737 MAX, obviously having a positive impact for demand in the secondary market. But are you seeing any shift maybe to widebodies, airlines are opting to go maybe to a widebody, if they can't get a...

Steven F. Udvar-Házy: No. We have seen a couple of airlines operate widebody aircraft on markets where they previously utilized MAX aircraft. For example, I was just down in the South Pacific, and there was an airline there with flying MAXs and they substituted A330-200s on some of their higher-density single-aisle flights. But most airlines are running the aircraft pretty -- at pretty high levels of utilization. So I would say there's not a lot of cushion to be able to substitute smaller widebodies for single-aisle aircraft. But on a selected basis, it is going on.

Scott Valentin: Okay. And then just in terms of fuel price, oil prices up a little bit. Just seems like it's maybe a sweet spot where it stimulates demand for new aircraft or creates increased demand for new aircraft but doesn't really have too much negative impact on airline operations. Is that a fair assessment?

Steven F. Udvar-Házy: Yes. I think we're in a band on fuel prices where the current generation of 737 NGs, A320, A321ceos kind of coexist with the new generation aircraft without any major sort of impact either way. We're sort of in that range right now where we don't see a degradation of values on the older planes nor do we see the new planes being out of favor.

Operator: And our next question comes from Jamie Baker of JP Morgan.

Jamie Baker: Follow up to one of John's prepared remarks. So the pace of airline bankruptcies and the types of aircraft that are being affected, it does appear to Mark and me that the elevated failures are cause for concern, so far as they potentially disrupt the equilibrium between aircraft supply and demand. Do you agree with this? Are the failures driven by any particular shared catalysts? Or is this just regular way business that is not in any way indicate that we're nearing the end of the economic cycle?

John L. Plueger: Jamie, while I agree, it does seem, if you look at these things, perception is we've had a few more than one would expect. But the truth is if you look at each one of these situations, these situations have been evolving in each case for years. Let's look at Jet Airways in India for a while. I think from a timing perspective, I would call it more coincidence than anything else that these are happening at this point in time. I don't really see any fundamental -- we don't see any fundamental macro causes which is going to precipitate a further round or rash of airline solvencies. Big picture, you more than anybody else, [realize] as one who follow the airlines know that the business models are evolving and largely, you're either a more on the full-service side or you're a LCC or ULCC. So airlines in the middle are kind of, are stuck and really need to identify where they're going or they have a special niche, stay in that niche. Some airlines will stay in that niche and some airlines will not. So I think we're going to see this continue but I will just simply say, we're -- we don't see any large macro trend that points towards multiple more or greater rates of airline failure than not. We'll see how it goes. But no, there is no fundamentals, global or economic matters I think that really precipitate anything like that.

Steven F. Udvar-Házy: Jamie, we look very carefully at the failures of Air Berlin, Germania, Monarch, Jet, Avianca Brasil and WOW Air. And If you look at every one of those cases, and the Air Berlin weren't even involved widebody aircraft, A330s. The planes were absorbed very, very quickly. There was -- in every one of those cases, homes were found for the displaced aircraft very rapidly and they were redistributed and re-leased to other airlines very quickly. So we believe that the resilience of the industry and the growth of the industry actually absorbs very quickly the aircraft that are sort of freed up by these airline failures.

John L. Plueger: So to my comment on the -- we in the leasing community being a buffer -- we are a -- Let me just give you an example. Let's look at Jet Airways, we have nothing at Jet Airways in India. We knew the founder quite well, Naresh. He's a lovable guy and he really built a great empire but it ended where it ended. The fact of the matter is most of that fleet was leased and a lot of those were 737-800s. So guess what, over 50 leased 737-800s now -- are being helpful and migrating to help in fact mitigate the MAX grounding situation. So in an ironic sense, you have a pool of reservoir. It may be coincidence, it certainly is. But nevertheless, you have the leasing community having these aircraft available coincidentally right now to help the very critical problems on the MAX shortfall of lift. So not every single lessor there, I can't speak for all of them what they're doing but for sure, for sure a number of those 737-800s are going to be migrating to plug problems associated with the lack of MAX deliveries.

Jamie Baker: We appreciate that. Second question on that MAX issue and Air Lease's exposure and we're obviously all in agreement that the place -- the plan is ultimately recertified. But does the situation overall make you question the duration of the 73 program. Could this end up driving a sooner rather than later replacement at Boeing? I'm just asking for your views to what this may portend for the life cycle of the overall 73 programs since that would obviously have an impact on whatever residual value assumptions you might have initially made.

John L. Plueger: Short answer, Jamie is no. Look, it's premature. But I could give you a long-wind answer. But the short answer is it's premature and no.

Operator: And our next question comes from Helane Becker of Cowen.

Conor Cunningham: It's actually Conor Cunningham in for Helane. So just to stay on the MAX and the neo delays. Just given the ongoing issues there, have you given any thought to changing your long-term aircraft investment strategy? Would it be beneficial for Air Lease to make more smaller orders than larger ones and kind of being able to navigate around like delivery mishaps or take advantage of like unique opportunities that may arise?

John L. Plueger: Well, in fact, we have been doing that. In 2017 and even in '18, we did purchase some additional used aircraft in the marketplace just to cover these CapEx timing delays. But the answer is no, even if we order less quantity of aircraft, we're still subject to any delivery delays, and we would not get nearly the pricing that we get. So overall, this has absolutely no impact. We have no intent whatsoever to change our business model going forward. We believe in its long-term resilience and we believe that the residual values that we're able to achieve when we sell aircraft, you see our gains, we do so. All points to a bigger picture that for us, the new aircraft model remains the way to go and will be -- continue to remain the main focus of our capital allocation.

Steven F. Udvar-Házy: I think there's a misconception on Wall Street that when Air Lease orders a group of new airplanes from Airbus and Boeing that that's somehow cast in concrete forever. The truth is that we enter into these multiyear contracts. And almost on a weekly and monthly basis, we evolve and modify and change and update and fine-tune these agreements to meet the needs of our customers, to meet the needs of our own circumstances. So please don't look at these purchase agreements as some kind of a set of concrete things that cannot be amended. We're continually evolving changing fine-tuning these to sort of optimize the ability to meet our customer’s needs.

John L. Plueger: So Steve gave an example of that earlier on when we're trying to accelerate forward some widebody aircraft that are in fact are on time just to help mitigate that. So that's just one example. So in the big scheme of things again, if we go from $6.5 billion this year to $5.8 billion or $5.7 billion or $5.5 billion, it's still a heck a lot more than the $3.4 billion we did last year or in any prior year. So we're pretty confident ongoing in the large picture here.

Steven F. Udvar-Házy: And we also regularly convert widebody aircraft into single-aisle aircraft, we change delivery dates. We convert widebody aircraft into single-aisle aircraft. We go the other way. We're continually modifying and updating the portfolio composition so it best suits our own requirements and those of our customers.

Conor Cunningham: Appreciate the detail. And just on the sales proceed guidance. I appreciate why you're doing it. I understand why you're slowing the sales, but isn't this type of environment that you should actually be selling a lot of aircraft into just given elevated demand for used planes and like you're relying more so on your order book for further growth in the future.

Gregory B. Willis: Yes. The point is that we just don't have that many aircraft that are true sales candidates, right. So that gives us the ability to be more selective when it comes to actually exiting these airplanes. With our average age under four and the growth pipeline that we have coming, our fleet age will stay quite low even if we sold no aircraft. I think we earn a great deal of profit by harvesting the rentals over our hold period. So we are going to continue to sell. I think it's important to do so but I think John's comment earlier point to the fact that we have a lot more flexibility now as to when we do to make sure that we maximize value for our shareholders.

John L. Plueger: Look, we're always looking to optimize our financial results and the aircraft sales as a lever but they're profitable leases as well. So it's a good dynamic and it's a good lever for us to have. I think the key is, is that we forecast this demand to continue for -- I think I commented in my remarks, we have a lot of buyers that continue to come to us to buy these aircraft, and we just see that continuing on. So we don't see a change in demand environment, et cetera, et cetera.

Steven F. Udvar-Házy: Last year, we sold more than $850 million worth of used aircraft. So we are very focused on selecting those airplanes from our fleet that are good candidates for sale and will yield a good profitable result of selling versus keeping them.

Operator: And our next question comes from Catherine O'Brien of Goldman Sachs.

Catherine O'Brien: Catherine, gentlemen. So maybe a quick follow up to that last question. Has there been any shift in who you're selling these aircraft to over the last six to 12 months? Is there any one category of buyers that's driving the lion's share of demand for your current fleet, like between other leasing companies, et cetera?

John L. Plueger: No. I think if you look back, Catherine, it's pretty clear that the majority of our sales have been into the structured products that we've actually innovated. Thunderbolt I, Thunderbolt II, that's the largest thing in Blackbird Capital I before that. So that continues to be the largest single avenue of aircraft sales and then we pursue third-party buyers as well. So no real change from that platform. We like the managed platforms. We like selling to the T-Bolts, the Blackbird because we continue to manage those assets and we retain -- really importantly, we retain all those customer contact points that's extremely important for us as well as the ongoing management fees.

Catherine O'Brien: Great. And then the last quarter, you noted on the call that you haven't seen any large new entrant carriers in the sale-leaseback space coming out of China. Does that continue to be the case today? And then are you seeing any changes to existing lessor growth outlooks that give you any optimism about where sale-leaseback rates may be headed over the medium term?

John L. Plueger: We do not -- we continue to not see additional Chinese entrants into the marketplace in our business or in the sale-leaseback side. I think it looks pretty well, that's been tempered. The new entrants part has very much been tempered. The sale-leaseback market is as it is. I do believe we continuously -- although it's still a good environment for airlines who wish to finance that way, I think lease rates are still low. But I do think we have seen a tempering and continue to see a tempering and the appetite of investors in other lessors and sale-leaseback. I just -- the rates in some cases got so low I think it is tempered a little bit in the enthusiasm by the investor community for that product.

Gregory B. Willis: And one thing I want to point out is the lease rate factors that you're hearing is a two-part equation, right. It's the rental as well as the underlying purchase price. So both those variables, it's difficult to know what's actually driving the lower lease rate factor, but those are two variables that drive the LRF lower.

Catherine O'Brien: Totally makes sense. And so do you think it would be fair to say that we could be seeing the bottom here in this market and maybe over the medium term, it could would be something that Air Lease could explore?

Gregory B. Willis: Yes. We think so.

Steven F. Udvar-Házy: Yes. We think the lease rates trends are now going in the northern direction.

Operator: (Operator Instructions) Our next question comes from Rajeev Lalwani of Morgan Stanley.

Rajeev Lalwani: First question for John, Steve, in terms of the MAX getting certified, obviously, lots of uncertainty out there. But how concerned are you that trade issues, global tensions, things like that can maybe drag on the process and maybe not lead to some sort of uniform or global listing of a grounding i.e. politics essentially getting involved?

Steven F. Udvar-Házy: I would like to think, and actually I do believe, you may think this naive, but I don't think so. Look, I think safety is safety. And I think most countries regulatory authorities disassociate and don't, either in the backdoor or other way, try and make this a part of the global trade equation. I think the major regulatory agencies, I would say, the FAA and the IASA and others. I think they take their mandate for safety quite seriously. And I think that they're -- I think they're pretty well insulated. And you can make sort of that common sort of -- or maybe it’s a Wall Street, leap for that concern but I don't think so. I think our regulatory agencies are pretty dedicated for their primary mission of safety.

Rajeev Lalwani: Okay. And Greg, actually a question for you. In terms of capping the preferred market and some of the comments you made earlier, can you tell us a bit more about what that does in terms of your ability to maybe move your debt to equity numbers around? Does it open up an opportunity to get more aggressive if the market normalizes in terms of CapEx? Just trying to understand where fits into your overall commitments on balance sheet and investment opportunities, et cetera?

Gregory B. Willis: Yes. Sure. I think it provides us a lot of financial flexibility. It comes with a 50% equity credit from Fitch and -- I mean from S&P, and 100% [correction] from Fitch. I think it's very attractively priced, if you look at it relative to our 10-year financing cost. So I think that was very positive. I think it opens up another source of capital. And frankly, having that extra cushion for rating agency debt to equity gives us a lot of flexibility when we sell or when we buy more aircraft.

Operator: And we do have a follow-up question from Scott Valentin of Compass Point.

Scott Valentin: Just Steve, you mentioned that lease rate factors now or even the trend is now moving higher. Is that materially changed from where it was it, say, a couple of quarters ago?

Steven F. Udvar-Házy: No. I think we saw the lease rates kind of bottom out. And this is very general because there are differences between different types of aircraft. But I think we saw things sort of hit their low point after the summer season last year in the fourth quarter of '18. I think, this year, what we're seeing is demand for aircraft is so robust and so strong that there's actually shortages of certain aircraft types. And we are seeing positive signs of elevation on lease rates, in general. We're also not seeing some of the irrational sale-leaseback rates that we saw in 2017 and '18.

Operator: Thank you. And this does conclude our question-and-answer session. I would now like to turn the call back over to Jason Arnold for any closing remarks.

Jason Arnold: Thank you, Sonia, and thank you very much, everyone, for taking the time to join our call today. Please don't hesitate to reach out after the call, if you have any concerns or any further questions. Otherwise, we look forward to speaking to you all again next quarter. Operator, please disconnect the line. Thank you.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Everyone, have a great day.